UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2011

NATURE’S CALL BRANDS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163077	27-1269503
(State or Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 S. Durango Drive, Suite 305, Las Vegas, NV  89117-4454
(Address and telephone number of principal executive office)

Registrant’s telephone number, including area code:  702.579.7922

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01                 Entry into a Material Definitive Agreement

Effective January 18, 2011, we entered into a consulting agreement with Corcom, Inc. (“Corcom”), pursuant to which Corcom is to provide certain administrative and related services including, but not limited to, accounting, coordination of annual audits and quarterly reviews, management and review of legal documentation and ensuring timely fulfillment of all regulatory filings.  As consideration for the performance of the consulting services under the agreement, we agreed to pay Corcom the sum of US$2,000 per month for the duration of the agreement, exclusive of any applicable sales tax.

The agreement is for an indefinite period unless terminated by either party with sixty days advance written notice to the other party.

Please review the consulting agreement, filed as Exhibit 10.1 to this current report on Form 8-K, for a complete description of all of its terms and conditions.

Item 3.02                  Unregistered Sale of Equity Securities

On January 21, 2011, we granted stock options to our new president, chief financial officer, secretary, treasurer, chief financial officer and director to purchase 1,000,000 shares of our common stock at an exercise price of $0.20 per share, exercisable until January 21, 2016.  The options are subject to vesting provisions as set forth in the stock option agreement dated January 21, 2016.  We issued the stock options to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 21, 2011, Robbie Manis resigned from his office as our president, chief executive officer, secretary, treasurer and chief financial officer.  Mr. Manis will remain as a director of our company.

Effective immediately upon Mr. Manis’ resignation as an officer we appointed Juan Miguel Ríos Gutiérrez as our president, chief executive officer, secretary, treasurer and chief financial officer.  On the same date, we appointed Juan Miguel Ríos Gutiérrez as a director of our company.

Juan Miguel

Mr. Miguel is a mining engineer with over 20 years mining experience working primarily as a Mine Superintendent and General Manager with several companies in Mexico.  From August 2010 to December 2010, he was the Planning and New Project Manager for First Majestic Silver Corp. of Mexico.  From September 2009 to July 2010 he was the General Manager for First Majestic Silver Group, Minera La Encantada S.A. de C.V. La Encantada Unit, Coahula, Mexico.  He was the General Manager of First Majestic Silver Group, Minera EL Pilón S.A. de C.V. San Martin Unit, Jalisco, Mexico from February 2007 to August 2009.  From May 2004 to February 2007, he was the General Manager of First Majestic Silver Group, First Majestic Plata, S.A. de C.V. La Parrilla Unit, Durango, Mexico.  He was the Mine Superintendent of Plata Panamericana S.A. de C.V., Zacatecas, Mexico from February 2002 to July 2002.  From August 1997 to January 2002, he was the Mine Superintendent, Planning, Management Project, Peñoles Group, Engineering, construction and operation of Fracisco I. Madero Unit, Zacatecas, Mexico.  From November 1983 to July 1997, Mr. Miguel worked with Servicios Industriales Peñoles, S.A. de C.V. working in six different underground mines in Mexico as Mine Supervisor, Mine and Planning Superintendent.

Mr. Miguel received a Bachelor Degree in Mining and Metallurgical Engineering in 1983 from the Universidad Autónoma de Chihuahua Mexico, a Finances for not Financial Diploma in 1996 from the College Instituto Tecnológico Autónomo de Mexico (ITAM), an English Diploma in 1999 from the College Tec de Monterrery (ITESM) Campus Zacatecas, Mexico and a Management Project Diploma in 2000 from the College Instituto Tecnológico Autónomo de Mexico (ITAM).

Family Relationships

There are no family relationships between Mr. Gutierrez and any of our other directors and officers.

Certain Related Transactions and Relationships

Except as noted below, we have not been a party to any transaction with Mr. Miguel since the beginning of our last fiscal year, nor are we a party to any currently proposed transaction with Mr. Miguel, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

Effective January 21, 2011, we entered into a consulting agreement with Juan Miguel Ríos Gutiérrez pursuant to which Mr. Gutierrez is to provide certain consulting services as well as to perform the duties of President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer of our company.  In this capacity, Mr. Gutierrez will fulfill all senior officer duties as required by our company including sourcing and implementing new business opportunities, raising financing reasonably required from time to time by our company, coordinating all required accounting, reporting and disclosure and fulfilling any other needed administrative functions.  As consideration for the performance of the consulting services under the agreement, we agreed to pay Mr. Gutierrez the sum of US$5,000 per month for the duration of the agreement.

The agreement is for an indefinite period unless terminated by either party with sixty days advance written notice to the other party.

Please review the consulting agreement, filed as Exhibit 10.2 to this current report on Form 8-K, for a complete description of all of its terms and conditions.

Item 9.01                Financial Statements and Exhibits

(d)           Exhibits

10.1           Consulting Agreement dated January 18, 2011 with Corcom, Inc.;

10.2           Consulting Agreement dated January 21, 2011 with Juan Miguel Ríos Gutiérrez;

10.3           Stock Option Agreement dated January 21, 2011 with Juan Miguel Ríos Gutiérrez;

99.1           News Release dated January 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S CALL BRANDS INC.

Per:      /s/ Juan Miguel Ríos Gutiérrez
Juan Miguel Ríos Gutiérrez
President, Chief Executive Officer, Secretary,
Treasurer, Chief Financial Officer and Director
January 26, 2011